Release Date:  Immediate                             NEWS RELEASE



          Media Contacts:     Harvey Turner
                              UNP
                              (610) 861-3388

                              Michael W. Payette
                              CNW
                              (312) 633-4310



                     UNION PACIFIC AND CHICAGO AND NORTH WESTERN
                             EXECUTE DEFINITIVE AGREEMENT


          Chicago, Illinois, March 17, 1995 -- Union Pacific Corporation

          (UNP) and Chicago and North Western Transportation Company (CNW)

          announced today that they have executed a definitive agreement reflecting the previously announced transaction in which Union

          Pacific will acquire 100 percent of CNW's common stock at a price of $35 per share in cash.  Union Pacific will shortly commence a tender offer for all CNW shares.  Following the consummation of the tender offer, Union Pacific will acquire the remaining outstanding CNW shares in a merger for $35 per share in cash.

               "This acquisition will strengthen our capacity to compete in the key western freight corridors," said Drew Lewis, Union

          Pacific chairman and CEO.  "It will increase Union Pacific's growing intermodal traffic from the major West Coast ports to the

          Midwest and enhance our low-sulfur coal shipments out of the

          Powder River Basin in Wyoming to the Mississippi Valley and the

          East.  We are delighted to have this fine railroad joining the

          Union Pacific family."


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               "In addition to providing a substantial premium for our

          shareholders," said Robert Schmiege, chairman, president and CEO of the CNW, "this merger offers an opportunity for our customers and virtually all of our employees to participate in a larger railroad with broader horizons, greater resources and enhanced opportunities for the marketing of our customers' products and our employees' professional growth."

               Union Pacific is a transportation and natural resource

          company based in Bethlehem, Pennsylvania, with sales of

          approximately $8 billion.

               The Chicago and North Western Transportation Company is the

          holding company for the Chicago and North Western Railway

          Company, a leading railroad freight hauler in the central

          transcontinental corridor and major transporter of coal, grain and double-stack containers.



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